Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 23th day of February 2015, by and between Outset Medical, Inc. a Delaware corporation (the “Company”), and Leslie Trigg (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.    Definitions.

(a)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.

(b)    “Agreement” shall have the meaning set forth in the preamble hereto.

(c)    “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)    “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(e)    “Board” shall mean the Board of Directors of the Company.

(f)    “Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder, (ii) willful failure or refusal by Employee to perform in any material respect her duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Employee of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Employee, or at her direction, (v) Employee’s conviction of, indictment for, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Employee of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Employee’s material breach of this Agreement or breach of the Non-Interference Agreement. If, within ninety (90) days subsequent to Employee’s termination for any reason other than by the Company for Cause, the Company determines that Employee’s employment could have been terminated for Cause pursuant to clauses (iii) or (iv) above, Employee’s employment will be deemed to have been terminated for Cause for all purposes, and Employee will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been payable to Employee had such termination been by the Company for Cause.

(g)    “Change in Control” shall have the meaning ascribed to such term in the Plan.

(h)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)    “Company” shall have the meaning set forth in the preamble hereto.

(j)    “Company Group” shall mean the Company together with its direct and indirect subsidiaries and affiliates.

(k)    “Compensation Committee” shall mean the Board or a committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(l)    “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of the essential functions of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period and that cannot be reasonably accommodated within the meaning of the Fair Employment and Housing Act. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m)    “Employee” shall have the meaning set forth in the preamble hereto.

(n)    “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, authority duties, responsibilities, or reporting line as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or bonus opportunity as set forth in Section 4(b) hereof (in either case, other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Employee’s principal place of employment (as provided in Section 3(c) hereof) outside of the Greater Northern California metropolitan area, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes in good faith that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may suspend Employee from performing Employee’s duties hereunder for up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(o)    “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(p)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(q)    “Plan” shall mean the Home Dialysis Plus, Ltd 2010 Stock Incentive Plan, as amended and restated on June 16, 2014.

(r)    “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(s)    “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(t)    “Severance Term” shall mean the twelve (12) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason.

(u)    “Term” shall mean the period specified in Section 2 hereof,

Section 2.    Acceptance and Term.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term commenced on November 17, 2014 and shall continue until terminated as provided in Section 8 hereof.

Section 3.    Position, Duties, and Responsibilities; Place of Performance.

(a)    Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as the President and Chief Executive Officer of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time), reporting directly to the Board, and shall have such duties and responsibilities commensurate with such title. Employee also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b)    Performance. Employee shall devote her full business time, attention, skill, and best efforts to the performance of her duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal investments and affairs; provided, however, that the activities set out in clauses (1), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities hereunder,

(c)    Principal Place of Employment. Employee’s principal place of employment shall be in the Greater Northern California metropolitan area, although Employee understands and agrees that she may be required to travel from time to time for business reasons.

Section 4.    Compensation.

During the Term, Employee shall be entitled to the following compensation:

(a)    Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $365,000, with increases, if any, as may be approved in writing by the Compensation Committee. Within sixty (60) days following Employee’s written request to the Chairman of the Board (which she may provide once per calendar year beginning in the 2016 calendar year), the Company shall cause a member of the Board or Compensation Committee to discuss with Employee her Base Salary; it being understood that there is no obligation on the part of the Company to increase Employee’s Base Salary as a result of any such meeting.

(b)    Annual Bonus. Commencing with the 2015 calendar year, Employee shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 60% of Base Salary (the “Target Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as approved by the Compensation Committee after reviewing Employee’s recommendations. The Annual Bonus with respect to the 2014 calendar year shall be determined by the Compensation Committee in its sole discretion. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee’s continuous employment through the payment date except as otherwise provided for in this Agreement.

(c)    Equity Adjustment. Within thirty (30) days following the date hereof, the Company will, subject to approval of the Compensation Committee, grant Employee an option to purchase a number of shares of the Company’s common stock necessary to cause the total number of shares underlying options (and other equity awards) held by Employee immediately following such grant to represent 3.75% of the Company’s outstanding shares of stock as of the date of grant (determined on a fully diluted basis), Subject to Employee’s continuous employment through the applicable vesting dates, the option will vest in forty-eight (48) substantially equal installments on each of the first forty-eight (48) monthly anniversaries of November 17, 2014; provided, that, all unvested options granted pursuant to this Section 4(c) shall vest immediately prior to the occurrence of a Change in Control, subject to Employee’s continuous employment through the date of such Change in Control. The option shall be granted pursuant to the terms of the Plan and an option agreement which shall contain such terms and conditions (other than vesting) that are substantially similar to those set forth in Employee’s immediately prior option agreement. Employee’s right to receive the option grant is subject to Employee’s execution of such documents as may reasonably be required by the Company. For the avoidance of doubt, nothing herein shall affect any options previously granted to you by the Company and the terms and conditions of any such previous grants shall be unchanged by the Agreement.

Section 5.    Employee Benefits.

During the Term, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6.    Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7.    Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing her duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses. The Company shall reimburse (upon submission of a reasonably detailed invoice) Employee up to $7,500 in reasonable legal fees and expenses (at the attorney’s standard hourly rate) for the independent legal review incurred in connection with the negotiation of this Agreement.

Section 8.    Termination of Employment.

(a)    General. The Term shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group.

Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of her ultimate “separation from service.”

(b)    Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon her death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability that cannot reasonably be accommodated, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to Disability, Employee or her estate or beneficiaries, as the case may be, shall be entitled to:

(i)    The Accrued Obligations;

(ii)    Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred; and

(iii)    A pro rated Annual Bonus for the calendar year of such termination, payable at such time as the Annual Bonus would have been paid had such termination not occurred. The pro rated Annual Bonus shall be an amount equal to the product of (A) the Annual Bonus that Employee would have earned for the calendar year of such termination, based on the actual performance of the Company during such calendar year, and (B) a fraction, the numerator of which is the number of days during such calendar year prior to the date of termination, and the denominator of which is 365 (or 366 if the calendar year of termination is a leap year).

Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    Termination by the Company with Cause.

(i)    The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (vi), or (vii) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate her with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)    In the event that the Company terminates Employee’s employment with Cause, she shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination, In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:u

(i)    The Accrued Obligations;

(ii)    Any unpaid Annual Bonus, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred;

(iii)    If such termination occurs following a Change in Control only, a pro rated Annual Bonus for the calendar year of such termination, payable on the first regularly scheduled payroll date that is at least 5 business days following the date of such termination. The pro rated Annual Bonus shall be an amount equal to the product of (A) Employee’s Target Bonus for the calendar year of such termination, and (B) fraction, the numerator of which is the number of days during such calendar year prior to the date of termination, and the denominator of which is 365 (or 366 if the calendar year of termination is a leap year).

(iv)    Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices; and

(v)    To the extent permitted by applicable law without any penalty to Employee or any member of the Company Group and subject to Employee’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay Employee an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. For purposes hereof; the “applicable percentage” shall be the percentage of Employee’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company on behalf of Employee pursuant to this clause (v) shall be imputed to the Employee as additional taxable income to the extent required to avoid adverse consequences to Employee or the Company under either

Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; provided that, if such imputation does not prevent the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the Company shall no longer provide such benefits to Employee.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) and (iii) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee materially breaches any provision of the Noninterference Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)    Termination by Employee with Good Reason. Employee may terminate Employee’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of her discovery of such event, During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this subsection, Employee shall have no further rights to any further compensation or any other benefits under this Agreement.

(f)    Termination by Employee without Good Reason. Employee may terminate Employee’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(e), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 8(e), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee’s termination of employment hereunder, If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Employee’s behalf by Employee’s estate or a person having legal power of attorney over Employee’s affairs.

Section 9.    Non-Interference Agreement.

As a condition of, and prior to commencement of, Employee’s employment with the Company, Employee shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.

Section 10.    Representations and Warranties of Employee.

Employee represents and warrants to the Company that—

(a)    Employee is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by her of any agreement to which she is a party or by which she may be bound;

(b)    Employee has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which she is or may be bound; and

(c)    in connection with her employment with the Company, Employee will not use any confidential or proprietary information she may have obtained in connection with employment with any prior employer.

Section 11.    Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to her in connection with this Agreement and that she has been advised by the Company to seek tax advice from her own tax advisors regarding this Agreement and payments that may be made to her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.    Set Off; Mitigation.

To the extent permitted by applicable law, the Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)    Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or any other Section of the Code).

Section 14.    Successors and Assigns; No Third-Party Beneficiaries.

(a)    The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent; provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which the Employee’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(b)    Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devise; legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.    Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable teen or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.    Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR. CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SAN FRANCISCO, CALIFORNIA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS, BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18.    Notices.

(a)    Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)    Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19.    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.    Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21.    Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile or electronic signature,

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

OUTSET MEDICAL, INC.

By:	/s/ Noah Knauf
Name:
Title:

EMPLOYEE

/s/ Leslie Trigg
Leslie Trigg

[Signature page to L. Trigg Employment Agreement]

Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, Outset Medical, Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms set forth in this Confidentiality, Non-Interference, and Invention Assignment Agreement (this “Non-Interference Agreement”):

Section 1.    Confidential Information.

(a)    Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of any member of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of any member of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that any member of the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of any member of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved, or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that any member of the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Non-Interference Agreement.

(b)    Former Employer Information. I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2.    Developments.

(a)    Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments, If, during any period during which I perform or performed services for any member of the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into any member of the Company Group’s product or process a Prior Development owned by me or in which I have an interest, I hereby grant each member of the Company Group, and each member of the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(b)    Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development. If any Developments cannot be assigned, I hereby grant to each member of the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether, during or after my employment with any member of the Company Group, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and ‘consent to any action of any member of the Company Group that would violate such Moral Rights in the absence of such consent. I understand that the provisions of this Non-Interference Agreement requiring assignment of Developments to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (attached hereto as Schedule B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Section 2870 of the California Labor Code and not otherwise disclosed on Schedule A and I bear the full burden of proving to any member of the Company Group that an invention qualifies fully under Section 2870 of the California Labor Code. I acknowledge receipt of this Non-Interference Agreement and of written notification of the provisions of Section 2870 of the California Labor Code.

(c)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format The records will be available to and remain the sole property of any member of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of such member of the Company Group for the purpose of furthering the business of such member of the Company Group.

(d)    Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of each member of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to each member of the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all’ claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3.    Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company, I agree further that any non-personal property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4.    Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity,

Section 5.    Restrictions on Interfering.

(a)    Non-Competition. During the period of my employment with the Company (the “Employment Period”), I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities or own any securities (debt or equity) in any person, company, enterprise, or entity that is engaged in Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business.

(b)    Non-Interference. During the Employment Period and the Post-Termination Noninterference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c)    Definitions. For purposes of this Non-Interference Agreement:

(i)    “Competitive Activities” shall mean any business activities in which any member of the Company Group is engaged (or has committed plans to engage) during the Employment Period.

(ii)    “Interfering Activities” shall mean encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with any member of the Company Group.

(iii)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(iv)    “Post-Termination Non-Interference Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve (12) month anniversary of such date of termination,

(d)    Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholder in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, my obligations under this subparagraph (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 6.    Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of any member of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of any member of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Non-Interference Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 7.    Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to any member of the Company Group at law or in equity. If any of the provisions of this Non-Interference Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions, If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 8.    Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Interference Period shall be tolled during any period of violation of any of the covenants in Section 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 9.    Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in. a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 10.    General Provisions.

(a)    Governing Law, Venue and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SAN FRANSISCO,

CALIFORNIA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(b)    Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(c)    No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for no reason or any reason, with or without cause, is specifically reserved.

(d)    Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Noninterference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e)    Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

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I, Leslie Trigg, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date: February 23, 2015	/s/ Leslie Trigg
(Signature)

Leslie Trigg
(Type/Print Name)

[Signature page to L. Trigg Confidentiality, Non-Interference, and Invention Assignment Agreement]